EXHIBIT 99.1

For more information contact: Media Jen Blackwell +1 804 864 3787 Jen.Blackwell@markel.com Investors Investor Relations Markel Group Inc. IR@markel.com

FOR IMMEDIATE RELEASE

Markel Group announces chief financial officer transition

RICHMOND, Va., December 18, 2023 — Markel Group Inc. (NYSE: MKL) announced that Brian Costanzo, currently the Chief Financial Officer of its insurance business, Markel, has been appointed Chief Financial Officer of Markel Group, effective today. He replaces Teri Gendron, who will leave the company on December 31, 2023. Costanzo will also maintain his role as Chief Financial Officer of the insurance business.
Markel Group made several changes earlier this year to further define the nature and structure of the holding company. Building on Gendron’s work, Costanzo will play a key role as the company continues this journey to take full advantage of the three-engine system that it built over the past 20 years with its insurance, investment, and Markel Ventures operations.

Costanzo has been with Markel Group for 14 years, and he has held several leadership positions, including four years as Controller, two years as Chief Accounting Officer, and most recently as Chief Financial Officer of the insurance engine. He has a substantial track record leading high-performing finance teams and ensuring financial discipline. In this combined role, Costanzo will oversee and manage all financial operations for the insurance engine and holding company.

“Brian is a proven leader who will ensure our financial discipline and help drive long-term profitable growth,” said Tom Gayner, Chief Executive Officer. ”I want to thank Teri for her contributions in helping us evolve the CFO function at the holding company level.”

As part of this transition, Meade Grandis, currently Managing Director of Accounting Policy and Reporting, will be named Chief Accounting Officer and Controller of Markel Group. She has been with the company for 13 years and has more than 20 years of experience in financial reporting, accounting, and audit.

About Markel Group
Markel Group Inc. (NYSE: MKL) is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group’s durability and adaptability. It’s a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.